Exhibit 99.1

Egalet Reports First Quarter 2015 Financial Results and Provides Business Update

—Company accelerates SPRIX® Nasal Spray launch and commercial build out to second quarter—

—Webcast and conference call at 8:00 AM EDT—

Wayne, Penn. — May 7, 2015 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and marketing innovative pain treatments, today reported business highlights and financial results for the three months ended March 31, 2015.

First quarter and recent highlights include:

•                  Acquired SPRIX® (ketorolac tromethamine) Nasal Spray and in-licensed OXAYDO™ (oxycodone HCI, USP) tablets for oral use only —CII both approved by the U.S. Food and Drug Administration (FDA);

•                  To fund these transactions, Egalet entered into a $15 million debt financing with Hercules Technology Growth Capital;

•                  Appointed Deanne Melloy as chief commercial officer;

•                  Announced positive top-line results from oral human abuse liability clinical study of abuse-deterrent morphine, Egalet-001;

•                  Provided positive top-line results from 15 and 30 mg bioequivalence study of Egalet-001 compared to MS Contin;

•                  Received supportive feedback from the FDA regarding pursing a bioequivalence (BE) route of approval of Egalet-001 and thus accelerated the new drug application (NDA) filing date to fourth quarter 2015;

•                  Earned $10.0 million milestone payment triggered by the advancement of Shionogi’s product candidate, S-718632, an abuse-deterrent, extended-release hydrocodone developed using Egalet’s Guardian™ Technology;

•                  Appointed Nicholas Nicolaides, Ph.D. and John Osborn to board of directors; and

•                  Completed $60.0 million offering of convertible senior notes due 2020.

“The first quarter has been a transformative period for Egalet as we have evolved from a development company to a commercial organization with the acquisition of SPRIX and in-license of OXAYDO,” said Bob Radie, Egalet’s president and chief executive officer. “We have made substantial progress building our commercial capabilities and expect to launch personal promotion of SPRIX in the second quarter followed by OXAYDO in the third quarter. In addition, we have accelerated our timelines with our abuse-deterrent morphine, Egalet-001, designed using our proprietary Guardian™ Technology. Having received positive results from our 15 and 30 mg bioequivalence study combined with supportive feedback from the FDA, we plan to submit an NDA at the end of 2015 following completion of our pivotal 60 mg BE study.”

First Quarter of 2015 Financial Results

•                  Cash Position: Cash as of March 31, 2015 was $53.9 million compared to $52.7 million as of December 31, 2014. The net increase in cash of $1.2 million in the first quarter 2015, primarily consisted of cash inflows of $14.6 million in net proceeds from the Hercules term loan and $14.5 million in deferred revenue related to the sale of SPRIX product to our distributor, which was partially offset by cash outflows of $13.3 million for the acquisition of SPRIX and the license of OXAYDO and the net loss for the period of $16.7 million, which was offset by non-cash items of $1.9 million.

•                  Revenue: Revenues increased to $805,000 for the three months ended March 31, 2015 from $256,000 for the three months ended March 31, 2014. The increase in revenues was from our sales of SPRIX and related party revenues that consisted of the amortization of deferred revenue and certain research and development services performed under our collaboration agreement with Shionogi.

•                  Costs of Sales: Cost of sales were $94,000 for the three months ended March 31, 2015 attributable entirely to sales of SPRIX compared to no cost of sales in 2014 due to no product sales.

•                  G&A Expenses: General and administrative expenses increased to $4.9 million for the three months ended March 31, 2015 compared to $3.3 million for the same period in 2014. This increase was primarily attributable to an increase in employee compensation of $1.1 million as we continue to grow our U.S. operations and $1.0 million in fees associated with the acquisition of SPRIX. These increases were offset by a decrease in stock compensation expense of $325,000.

•                  S&M Expenses: Sales and marketing expenses were $1.6 million for the three months ended March 31, 2015 related to the establishment of the sales and marketing departments in the United States and pre-launch activities for SPRIX and OXAYDO compared to minimal sales and marketing costs in the same period in 2014.

•                  R&D Expenses: Research and development expenses were $10.3 million for the three months ended March 31, 2015 compared to $2.8 million for the same period in 2014. This increase was driven primarily by an increase in our development costs for Egalet-002 of $3.5 million, an increase in our development costs for Egalet-001 of $2.4 million and an increase in employee compensation of $243,000.

•                  Interest Expense: Interest expense decreased to $451,000 for the three months ended March 31, 2015 from $7.1 million for the same period in 2014. The decrease was primarily attributable to the $7.0 million in additional interest expense we recognized in 2014 related to the accretion of our premium that was recorded in connection with our August 2013 convertible debt issuance. Interest expense for the three months ended March 31, 2105 consisted entirely of interest on the Hercules debt financing.

•                  Net Loss: Net loss increased to $16.7 million, or a loss of $1.02 per share, for the three months ended March 31, 2015 from a net loss of $12.9 million, or a loss of $1.34 per share, for the three months ended March 31, 2014.

Upcoming Milestones

Second quarter

•                  Complete build out of commercial organization including 50- to 60-person sales force;

•                  Begin promoting SPRIX to target healthcare professionals;

•                  Initiate Phase 3 program for Egalet-002;

•                  Complete Category 3 oral human abuse liability study of Egalet-002;

Third quarter

•                  Commercial launch of OXAYDO;

•                  Announce top line results of Category 3 intranasal study of Egalet-001;

•                  Announce top line results of pivotal 60 mg bioequivalence study of Egalet-001;

Fourth quarter

•                  Initiate intranasal human abuse liability study of Egalet-002; and

•                  Submit a new drug application (NDA) filing for Egalet-001.

Conference Call Information

Egalet’s management will host a conference call to discuss the first quarter 2014 financial results:

Date:	Thursday, May 7, 2015
Time:	8:00 a.m. EDT
Webcast (live and archive):	http://egalet.investorroom.com/eventsandwebcasts
Dial-in numbers:	1-877-870-4263 (domestic)
1-412-317-0790 (international)
Replay numbers	1-877-344-7529 (domestic)
1-412-317-0088 (international)
Conference number:	10045494

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative pain treatments. The Company has two approved products: OXAYDO (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. In addition, using Egalet’s proprietary Guardian™ Technology, the Company is developing a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. Full additional information on Egalet, please visit www.egalet.com.

Please see full prescribing information for OXAYDO at www.oxaydo.com and full prescribing information for SPRIX at www.sprix.com.

Safe Harbor

Statements included in this press release (including but not limited to upcoming milestones) that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of our clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; our ability to obtain regulatory approval of our product candidates; ability to have third parties manufacture our products; competitive factors; our ability to find and hire qualified sales professionals; general market conditions; and other risks factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:

E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: bcs@egalet.com
Tel: 917-432-9275

Tables Follow

Egalet Corporation and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2014	March 31, 2015
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$52,738	$53,887
Related party receivable	679	10,470
Inventory	—	2,621
Prepaid expenses	698	1,089
Other receivables	1,011	896
Total current assets	55,126	68,963
Intangible assets, net	184	9,536
Property and equipment, net	4,417	4,279
Goodwill	—	3,367
Deposits and other assets	843	693
Total assets	$60,570	$86,838

Liabilities and stockholders’ (deficit) equity
Current liabilities:
Debt — current portion	$—	$1,294
Accounts payable	4,209	3,086
Accrued expenses	2,554	4,434
Deferred revenue	588	15,953
Due to Acura Pharmaceuticals	—	2,500
Other current liabilities	78	53
Total current liabilities	7,429	27,320
Debt — non-current portion	—	13,215
Deferred income tax liability	25	49
Deferred revenue — non-current portion	8,855	18,029
Other liabilities	—	57
Total liabilities	16,309	58,670

Stockholders’ equity:
Common stock—$0.001 par value at December 31, 2014 and March 31, 2015; 75,000,000 shares authorized at December 31, 2014 and March 31, 2015; 17,283,663 and 17,323,663 shares issued and outstanding at December 31, 2014 and March 31, 2015, respectively	17	17
Additional paid-in capital	121,028	122,471
Accumulated other comprehensive loss	(171)	(986)
Accumulated deficit	(76,613)	(93,334)
Total stockholders’ equity	44,261	28,168
Total liabilities and stockholders’ equity	$60,570	$86,838

Egalet Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Three months Ended
	March 31,
	2014	2015
Revenues:
Net Product Sales	$—	$162
Related party revenues	256	643
Total revenues	256	805

Cost and Expenses:
Cost of sales (excluding amortization of product rights)	—	94
Amortization of product rights	—	378
General and administrative	3,263	4,861
Sales and marketing	6	1,568
Research and development	2,780	10,251
Total costs and expenses	6,049	17,152
Loss from operations	(5,793)	(16,347)

Other (income) expense:
Interest expense	7,092	451
Gain on foreign currency exchange	(4)	(103)
	7,088	348
Loss before provision for income taxes	(12,881)	(16,695)
Provision for income taxes	35	26
Net loss	$(12,916)	$(16,721)

Per share information:
Net loss per share of common stock, basic and diluted	$(1.34)	$(1.02)